                 NABORS PRICES $700 MILLION OF CONVERTIBLE DEBT.
                 -----------------------------------------------

HOUSTON TEXAS, FEBRUARY 1, 2001, Nabors Industries Inc. today announced further details regarding the terms of the private placement of $1,151 million face value in 20-year Zero Coupon Senior Convertible Debentures announced yesterday. The issue price was $608.41 for each $1,000.00 note, which will provide gross proceeds to Nabors of approximately $700 million, and potentially up to another $140 million in proceeds, if the initial purchaser's option to acquire additional debentures is exercised. The issue price represents a yield-to-maturity of 2.5%. The debentures are convertible into common stock at a fixed ratio of 7.0745 shares per $1,000.00 face value. At this conversion ratio and at the initial discount to the face amount, the breakeven value for the conversion shares is $86.00 per common share of Nabors. This will appreciate at the rate of accrual of the original issue discount. This represents an initial conversion premium of 45.7% to yesterday's $59.01 closing price of Nabors' common stock. The debentures can be put to the company on the fifth, tenth and fifteenth anniversaries of the issue date at the issue price plus the accrued original issue discount and can be paid in cash or stock at Nabors' option. The bonds are callable by Nabors any time after the fifth anniversary of the issue at the issue price plus accrued original issue discount. The breakeven value for the conversion shares on the fifth anniversary of issuance of the debentures will be approximately $97.38. The transaction is expected to close on February 5, 2001 subject to satisfaction of customary closing conditions.

Eugene M. Isenberg Nabors' Chairman and Chief Executive Officer commented on the issuance of the notes. "We decided to capitalize on the strong demand in the convertibles market as an opportunistic borrowing which provides an opportunity to leverage our financial position with relatively inexpensive capital at attractive terms while maintaining conservative financial ratios and a negative cost of carry. We have found it advantageous to borrow when debt market conditions are favorable in anticipation of future opportunities, even though we have no pressing need for the funds."

The senior debentures and the shares of common stock into which they would be convertible have yet not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Statements in this release that contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 include, but are not limited to, statements regarding the timing of and conditions to closing and the amount and use of proceeds. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

================================================================================
Nabors' stock is listed on the American Stock Exchange (NBR). For further information, please contact Dennis A. Smith at Nabors at (281) 874-0035. To request Investor Materials, call (281) 775-8000 - extension 6363.